Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Aterian, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(h)	2,700,000	$2.965(2)	$8,005,500(3)	0.0000927	$742.11
	Total Offering Amounts					$8,005,500	—	$742.11
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$742.11

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.00001 par value per share (“Common Stock”) of the Registrant that become issuable under the Aterian, Inc. 2022 Inducement Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act.  The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $2.965 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on May 24, 2022, a date within five business days prior to the filing of this Registration Statement.